Exhibit 10.12.4
INTERCOMPANY LOAN
DATED 21 DECEMBER 2007
Between
BIWATER B.V.
and
CASCAL B.V.
ALLEN & OVERY
Allen & Overy LLP
71872-00025 PG:2173022.3

THIS AGREEMENT is dated 21 December, 2007 and is made BETWEEN:
(1)	BIWATER B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, registered with the commercial register under number 34108177 and having its office address at Strawinskylaan 3105, 1077 ZX, Amsterdam (Biwater); and
(2)	CASCAL B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, registered with the commercial register under number 34112761 and having its office address at Strawinskylaan 3105, 1077 ZX, Amsterdam (Cascal).
WHEREAS:

(A)	Biwater and Cascal entered into a deed of priorities dated 16 November 2007 between Biwater, Cascal and HSBC Bank plc in various capacities (the Agreement); and

(B)	Biwater and Cascal wish to record certain arrangements between themselves in connection with the Agreement.
IT IS AGREED as follows:
1.	Definitions

Terms defined in the Agreement (including terms incorporated by reference into the Agreement) shall have, unless otherwise defined in this agreement, the same meaning when used in this agreement.
2.	The Loan

We, Biwater, have agreed to make available to Cascal an unsecured loan of an amount equal to the Enforcement Amount (the Loan).
3.	Utilisation

(a)	The parties acknowledge that, pursuant to clause 4.6(c) of the Agreement and in accordance with the terms of the Agreement, an amount standing to the credit of the Enforcement Proceeds Account may be applied to discharge any outstanding Cascal Debt (such amount, the Enforcement Amount).

(b)	Upon payment of the Enforcement Amount as described in Clause 3 above, Biwater shall make available the Loan.
4.	Repayment

The Loan is repayable by Cascal on demand by Biwater at any time.
5.	Interest

The Loan will accrue interest at the base rate plus 3 per cent. quoted by the Royal Bank of Scotland plc on the date Biwater makes available the Loan (or as otherwise agreed between the parties). Interest will accrue from day to day while the Loan is outstanding and is payable in arrears on the date of repayment of the Loan.

6.	Assignment

This agreement enures to the benefit of each party to it or any of its successors or assignees. Biwater may assign or transfer all or any of its rights under this agreement without the consent of Cascal. Cascal may not assign or transfer any of its rights under this agreement without the consent of Biwater.
7.	Counterparts

This agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this agreement.
8.	Governing law

This agreement will be governed by and construed in accordance with English law.

SIGNATORIES

BIWATER B.V.

By: /s/ D.L. Magor

Director/Secretary D.L. Magor

By: /s/ W. Kamphuijs

Director/Secretary W. Kamphuijs

CASCAL B.V.

By: /s/ S. Richer

Executive Director S. Richer

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